                                 March 26, 1997


Dear Stockholder:

      On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Glacier Bancorp, Inc., the holding company for Glacier Bank FSB, Glacier National Bank (formerly First National Bank of Whitefish), First National Bank of Eureka, and First Security Bank of Missoula. The Annual Meeting will be held at the Winchester Room of the Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana, on Wednesday, April 23, 1997, at 9:00 a.m., Local Time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

      It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

      Your continued support of and interest in Glacier Bancorp, Inc. are sincerely appreciated.

                                   Sincerely,



                                   John S. MacMillan
                                   Chairman, President and Chief
                                   Executive Officer

                              GLACIER BANCORP, INC.
                                 202 MAIN STREET
                            KALISPELL, MONTANA 59901
                                (406) 756-4200

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 1997

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Glacier Bancorp, Inc. (the "Company") will be held at the Winchester Room of the Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana, on Wednesday, April 23, 1997, at 9:00 a.m., Mountain Daylight Time, for the following purposes:

      1. ELECTION OF DIRECTORS. To elect three directors of the Company for a three-year term and until their successors are elected and have qualified;

      2. RATIFICATION OF ACCOUNTANTS. To ratify the appointment of KPMG Peat Marwick, LLP as the Company's independent auditors for the year ending December 31, 1997; and

      3. OTHER MATTERS. To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

      The Board of Directors of the Company has fixed March 11, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any adjournment of such meeting.

                                    By Order of the Board of Directors


                                    Michael J. Blodnick
                                    Secretary

March 26, 1997
Kalispell, Montana

-------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
-------------------------------------------------------------------------------

                              GLACIER BANCORP, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

GENERAL

      This Proxy Statement is being furnished to the stockholders of Glacier Bancorp, Inc. (the "Company"), the holding company for Glacier Bank FSB (the "Bank"), Glacier National Bank ("GNB") (formerly First National Bank of Whitefish), First National Bank of Eureka ("FNBE") and First Security Bank of Missoula ("FSB") (collectively, the "Subsidiary Banks"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at the Winchester Room of the Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana, on Wednesday, April 23, 1997, at 9:00 a.m., Local Time, and any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about March 26, 1997.

VOTING RIGHTS

      Only the holders of record of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock") at the close of business on March 11, 1997 (the "Voting Record Date") will be entitled to notice of and to vote at the Annual Meeting. At such date, there were 4,532,237 shares of Common Stock issued and outstanding.

      Holders of record of the Common Stock will be entitled to one vote per share on any matter that may properly come before the Annual Meeting. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Voting Record Date is necessary to constitute a quorum at the Annual Meeting.

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the total votes present, in person or by proxy, at the Annual Meeting is required for the election of directors and to ratify the appointment of the Company's independent auditors. Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

PROXIES

      Shares of Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted (i) FOR the election of all of the nominees for director described herein; (ii) FOR the ratification of the appointment of KPMG Peat Marwick, LLP as the Company's independent auditors for the year ending December 31, 1997; and (iii) in the discretion of the proxy holder as to any other matter which may properly come before the

Annual Meeting. Any holder of Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Company's nominees for election as director.

      A stockholder of the Company who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of the Company, (ii) properly submitting to the Company a duly-executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Glacier Bancorp, Inc., 202 Main Street, Kalispell, Montana 59901,
Attention: Corporate Secretary.

                              ELECTION OF DIRECTORS

GENERAL

      The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible, and that the members of each class shall be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year. The Bylaws provide that there shall be a minimum of seven (7) and a maximum of twelve (12) directors, the exact number to be determined by resolution of the Board. The Bylaws further allow that by resolution, the Board may be increased or decreased within the minimum and maximum limits. The number of directors set by the Board is nine.

      At a meeting of the Board of Directors held on December 23, 1996, the Board authorized increasing the number of directors from seven to nine, to provide for the appointment of William L. Bouchee and Allen J. Fetscher in connection with the recent merger with Missoula Bancshares, Inc. which was effective December 31, 1996. Mr. Bouchee's term expires at the 1997 Annual Meeting and Mr. Fetscher's term will expire at the 1998 Annual Meeting.

      At the Annual Meeting, stockholders of the Company will be asked to elect three directors of the Company for a three-year term expiring in 2000 and until their successors are elected and qualified. The three nominees for election as directors who were selected by the Nominating Committee of the Board of Directors are William L. Bouchee, L. Peter Larson and Everit A. Sliter, each of whom currently serve as directors of the Company. There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee for election as a director at the Annual Meeting, and no director or nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption.

      If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors of the Company. At this time, the Board of Directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES FOR DIRECTOR.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

      The following table sets forth certain information with respect to the nominees for director for a three-year term expiring in 2000 and the continuing directors of the Company and all directors and executive officers as a group.


                                                                                                          AMOUNT AND NATURE OF
                                                                                                         BENEFICIAL OWNERSHIP OF
                                           AGE AS OF                          DIRECTOR      TERM            COMMON STOCK AS OF
                NAME                    JANUARY 1, 1997    POSITION            SINCE       EXPIRES          JANUARY 1, 1997 (1)
                ----                    ---------------    --------          ----------    -------         --------------------
 NOMINEES FOR DIRECTOR
 William L. Bouchee                            55           Director             1996        1998        105,730  (2.33%)
 L. Peter Larson                               58           Director             1985        1997        159,776  (3.53%)
 Everit A. Sliter                              58           Director             1973        1997        110,950  (2.45%)  (2)
 CONTINUING DIRECTORS
 Allen J. Fetscher                             52           Director             1996        1997        103,362  (2.28%)  (3)
 John S. MacMillan                             60           Chairman,            1977        1998        120,529  (2.66%)  (4)
                                                            President and
                                                            Chief Executive
                                                            Officer
 F. Charles Mercord                            65           Director             1975        1998         98,155  (2.17%)  (5)
 Michael J. Blodnick                           44           Director,            1993        1999         57,531  (1.27%)  (6)
                                                            Executive Vice
                                                            President and
                                                            Secretary
 Darrel R. Martin                              72           Director             1979        1999         70,898  (1.57%)  (7)
 Harold A. Tutvedt                             67           Director             1983        1999         78,392  (1.73%)  (8)
 ------------------------------------
 Directors and executive officers                                                                      1,033,448 (22.82%)  (9)
 as a group (thirteen (13) persons)
 -----------------------

(1) Pursuant to rules promulgated by the SEC under the Exchange Act, an individual is considered to beneficially own shares of Common Stock if he or she has or shares: (1) voting power, which includes the power to vote, or direct the voting of the shares; or (2) investment power, which includes the power to dispose, or direct the disposition of the shares. Unless otherwise indicated, the individual has sole voting and sole investment power with respect to such holdings.

(2) Includes 44,600 shares held jointly with Mr. Sliter's wife; 13,989 shares owned by Mr. Sliter's wife; 12,492 shares owned by Mr. Sliter's children; 22,169 shares held in an IRA account for the benefit of Mr.

      Sliter; 1,963 shares held in the Company's SEPP; and 8,855 shares which could be acquired within 60 days by the exercise of stock options.

(3) Includes 29,102 shares owned by Mr. Fetscher's wife; 19,386 considered beneficially held as Trustee for shares held in a trust for the benefit of Mr. Fetscher's minor children; and 25,772 held by a family corporation, of which Mr. Fetscher is a principal.

(4) Includes 12,630 shares owned jointly with Mr. MacMillan's wife; 25,096 owned by Mr. MacMillan's wife; 30,364 shares held for Mr. MacMillan's account in the Company's Pension and Profit Sharing Plans; 1471 held in an IRA account for the benefit of Mr. MacMillan; and 6,655 shares which may be acquired within 60 days by the exercise of stock options.

(5) Includes 63,762 shares held in an IRA for the benefit of Mr. Mercord; 18,938 shares owned by Mr. Mercord's wife; and 8,855 shares which could be acquired by the exercise of stock options.

(6) Includes 39,374 shares held jointly with Mr. Blodnick's wife; 5,637 shares owned by Mr. Blodnick's wife; 803 shares which Mr. Blodnick is custodian for his children; 5,062 shares held for Mr. Blodnick's account in the Company's Pension and Profit Sharing Plans; and 6,655 shares which could be acquired within 60 days by the exercise of stock options.

(7) Includes 26,980 shares owned by Mr. Martin's wife; 1,978 in an IRA account for the benefit of Mr. Martin; and 8,855 shares which could be acquired within 60 days by the exercise of stock options.

(8) Includes 38,704 shares owned jointly with Mr. Tutvedt's wife, 1,779 shares owned by Mr. Tutvedt's wife; 22,416 held jointly with brother; 1,892 shares held in an IRA account for the benefit of Mr. Tutvedt; 4,746 shares held jointly by Mr. Tutvedt's wife and daughter; and 8,855 shares which could be acquired within 60 days by the exercise of stock options.

(9) Includes 59,839 shares which could be acquired within 60 days from the Voting Record Date by all officers and directors as a group (ten persons) by the exercise of stock options granted pursuant to the Company's stock option plans.

STOCKHOLDER NOMINATIONS

      Section 4.15 of the Company's Bylaws governs nominations for election to the Board of Directors and requires all nominations by stockholders to be made in compliance with the notice provisions in that section. Written notice of a stockholder nomination for an election to be held at an annual meeting must be given either by personal delivery or by United States mail, postage prepaid to the Secretary of the Company not later than sixty days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and
(e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. The Company did not receive any stockholder nominations for director in connection with the upcoming Annual Meeting.

BACKGROUND OF DIRECTORS

      MICHAEL J. BLODNICK is the Executive Vice President and Secretary of the Company, the President, Chief Executive Officer and Secretary of the Bank, director of GNB and FSB. Mr. Blodnick has been employed by the Bank since 1978.

      WILLIAM L. BOUCHEE has served as the President and Chief Executive Officer of FSB since 1991. Mr. Bouchee is also a director of FSB and was appointed to the Board of Directors of the Company and the Bank in December 1996 pursuant to the merger of Missoula Bancshares, Inc. with the Company.

      ALLEN J. FETSCHER was appointed to the Board of Directors of the Company and the Bank in December 1996 pursuant to the merger of Missoula Bancshares, Inc. with the Company. Mr. Fetscher also serves as the Chairman of FSB. Mr. Fetscher has been the President of Fetscher's Inc. He is also the Vice President of American Public Land Exchange Co., Inc. and the owner of Associated Agency, a company involved in real estate.

      L. PETER LARSON has been the President of American Timber Company since 1978 and also serves as a director of the Bank and FNBE.

      JOHN S. MACMILLAN has been Chairman, President and Chief Executive Officer of the Company since January 1, 1993 and is also Chairman of the Bank, GNB and FNBE and a director of FSB. Prior to that he served as President and Chief Operating Officer of the Bank from 1989 to January 1997, and as Executive Vice President of the Bank from 1979 to 1989. Mr. MacMillan joined the Bank in 1967.

      DARREL R. MARTIN is a retired independent businessman. Mr. Martin is also a director of the Bank and also serves on the Board of Directors of Winter Sports, Inc.

      F. CHARLES MERCORD served as Chairman and Chief Executive Officer of the Bank from 1989 until December 1992 and of the Company from 1990 until December 1992 and served as President and Managing Officer of the Bank from 1977 to 1989. Mr. Mercord, who joined the Bank in 1961, is also a director of the Bank.

      EVERIT A. SLITER has been a partner of Jordahl & Sliter, a certified public accounting firm since 1965 and is also a director of the Bank.

      HAROLD A. TUTVEDT is the owner of Harold Tutvedt Farm and is also a director of the Bank.

BOARD MEETINGS AND COMMITTEES

      The Board of Directors of the Company met 17 times during the year ended December 31, 1996. Each of the present directors attended at least 75% of the meetings of the Board of Directors held in 1996. The Bank has established standing committees of the Board of Directors that include an Audit Committee and a Compensation Committee.

      Each member of the Board of Directors of the Company also currently serves as a member of the Board of Directors of the Bank, which meets monthly and may have special meetings.

      The Audit Committee consists of five non-employee members of the Board of Directors of the Company; during 1996: L. Peter Larson, Darrel R. Martin,
F. Charles Mercord, Everit A. Sliter and Harold A. Tutvedt. The Audit Committee meets annually with the Company's independent auditor to review the audit and reports, and evaluate internal controls and at such other times as are necessary or appropriate. The Audit Committee met 12 times during 1996.

      The Compensation Committee also consists of five non-employee members of the Board of Directors of the Company. The responsibilities of the Compensation Committee include reviewing management compensation, investigating new and different forms of compensation and making recommendations on compensation to the Board of Directors. The Compensation Committee met three times during 1996.

      The Board of Directors of the Company acts as The Nominating Committee for selecting nominees for election as directors. The Nominating Committee met once during 1996.

COMPENSATION OF DIRECTORS

      Board Fees. Each director earns $1,300 per month for services as a member of the Board of Directors of the Company and the Bank. However, directors who are employed by the Company receive no additional compensation for their services as members of the Board. Outside directors are paid an additional $200 for each special meeting called and attended.

      Directors' Stock Option Plan. In 1994, the Board of Directors and Shareholders of the Company adopted the 1994 Directors' Stock Option Plan ("Plan") for outside directors. Under the Plan, 50,000 shares of Common Stock were reserved for issuance upon the exercise of nonqualified stock options granted to non-employee directors of the Company and each Subsidiary Bank. Under the Plan, each such director was granted an option to purchase 5,000 shares of Common Stock at a per share price equal to the fair market value of a share of such stock on the date of grant, which was $19.75 per share (in each case as adjusted for subsequent stock dividends). Each option granted under the Plan expires upon the earlier of five years following the date of grant or three years following the date the optionee ceases to be a director, except in the event of death, in which case the period is one year from the date of death. In 1996, options to purchase a total of 15,000 shares of the Company's common stock were granted to directors and 9,355 shares were issued pursuant to the exercise of options.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      The following table sets forth information with respect to the executive officers who are not directors or nominees for director of the Company. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

                                                                                           Amount and Nature of
                                                                                         Beneficial Ownership of
                                                                                            Common Stock as of
Name and Age                    Position                                                      January 1, 1997
------------                    --------                                                      ---------------
Joan L. Holling, 56             Senior Vice President and Assistant Secretary of                38,721(1)
                                the Company and the Bank; employed since 1974

James H. Strosahl, 54           Senior Vice President and Chief Financial Officer               10,335(2)
                                of the Company and the Bank; employed
                                since 1993

Stephen J. Van Helden, 47       Treasurer of the Company and Executive Vice                     52,723(3)
                                President of the Bank; employed since 1974

Martin E. Gilman, 51            Senior Vice President of the Company and the                    26,346(4)
                                Bank; employed since 1973

---------------------

(1) Includes 21,991 shares held jointly with Ms. Holling's husband, with whom voting and dispositive power is shared; 7,432 shares held jointly in a margin account with Ms. Holling's daughters; 4,052 shares held in the Company's Pension & Profit Sharing Plans; and 3,461 shares which could be acquired within 60 days by the exercise of stock options.

(2) Includes 3,328 shares held jointly with Mr. Strosahl's wife with whom voting and dispositive power is shared; 3,680 shares held in an IRA account; and 3,327 shares which could be acquired within 60 days by the exercise of stock options

(3) Includes 24,235 shares held jointly with Mr. Van Helden's wife with whom voting and dispositive power is shared; 23,829 shares held in the Company's Pension and Profit Sharing Plans; and 1,659 shares which could be acquired within 60 days by the exercise of stock options.

(4) Includes 131 shares held jointly with Mr. Gilman's wife with whom voting and dispositive power is shared; 22,510 shares held in the Company's Pension and Profit Sharing Plans; 2,374 shares held by a family corporation, of which Mr. Gilman is a principal; and 1,331 shares which could be acquired within 60 days by the exercise of stock options.

BENEFICIAL OWNERS

      The table set forth below includes information concerning the only persons or entities, including any "group" as that term is used in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock on the Voting Record Date.

                                       Amount and Nature
Name and Address of                      of Beneficial
Beneficial Owner                          Ownership (1)       Percent of Class
----------------                          -------------       ----------------
T. Rowe Price Associates, Inc.            325,600 (2)               7.2%
100 E. Pratt Street
Baltimore, Maryland  21202

(1) Pursuant to rules promulgated by the Securities and Exchange Commission ("SEC") under the Exchange Act, a person or entity is considered to beneficially own shares of Common Stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.

(2) Based on an amended Schedule 13G filed under the Exchange Act. These securities are owned by various individual and institutional investors including the T. Rowe Price OTC Fund, Inc., (which owns 193,600 shares, representing 4.3% of the outstanding shares), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

CERTAIN TRANSACTIONS

      Jordahl & Sliter, a certified public accounting firm in which Everit A. Sliter is a partner, performs tax services for the Company in the ordinary course of business. The Company believes that these services have been provided on terms which are no less favorable than which could have been obtained in dealings with non-affiliates and that any future transactions will be conducted on such basis.

                             EXECUTIVE COMPENSATION


      The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company for the year ended 1996 for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and the most highly compensated executive officers of the Company whose total compensation during the last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                               Annual Compensation              Compensation
                                       ------------------------------------ ---------------------
                                                             Other Annual                Payouts    All Other
         Name and                       Salary      Bonus    Compensation     Awards      LTIP     Compensation
    Principal Position         Year       (1)        (2)          (3)         Options(4) Payouts       (5)(6)
---------------------------- --------- ---------- ---------- -------------- ----------- --------- --------------
John S. MacMillan              1996     $179,615   $110,000        0          6,523        0      $23,588
  President and Chief          1995      170,000    100,000        0            0          0        39,770
  Operating Officer            1994      149,050     80,000        0            0          0        21,224

Michael J. Blodnick            1996     $148,846   $ 75,000        0          6,523        0       $20,857
  Executive Vice President     1995      119,135     60,000        0            0          0        23,338
  and Secretary                1994       89,375     50,000        0            0          0        18,451

James H. Strosahl              1996     $ 69,934   $ 32,500        0          4,440        0       $13,905
  Senior Vice President        1995       63,655     25,000        0            0          0        11,440
  Chief Financial Officer      1994       60,000     15,000        0            0                   18,460

Stephen J. Van Helden          1996     $ 77,346   $ 40,000        0          4,400        0       $17,362
  Senior Vice President        1995       70,722     35,000        0            0          0        13,674
  Treasurer                    1994       68,040     30,000        0            0          0        13,247

Joan L. Holling                1996     $ 60,161   $ 35,000        0          4,400        0       $12,256
  Senior Vice President/       1995       56,770     33,000        0            0          0        11,813
   Assistant Secretary         1994       54,000     30,000        0            0          0        10,710


---------------

(1) Includes $3,461 deferred by Ms. Holling pursuant to the Company's Deferred Compensation Plan.

(2)   Includes $22,000, $15,000, $ 8,125 and $ 8,750 deferred by Messrs.
      MacMillan, Blodnick and Strosahl and Ms. Holling, respectively, pursuant to the Company's Deferred Compensation Plan.

(3) Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of Company-owned automobiles and the payment of certain club dues. In the opinion of management of the Company the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4) Includes awards granted pursuant to the Company's 1989 Incentive Stock Option Plan.

(5) Includes amounts allocated or paid by the Company during the year ended December 31, 1996 on behalf of Messrs. MacMillan, Blodnick, Strosahl, Van Helden and Ms. Holling pursuant to the Company's noncontributory defined contribution "Money Purchase" Pension Plan, Profit Sharing and 401(k) Plan in the amounts of $20,500, $20,500, $13,589, $17,129 and $11,887, respectively.

(6) Includes life insurance premiums paid by the Company during the year ended December 31, 1996 on behalf of Messrs. MacMillan, Blodnick, Strosahl, Van Helden and Ms. Holling in the amounts of $3,088, $357, $316, $233 and $369, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information concerning individual grants of stock options pursuant to the Company's stock option plans awarded to the named executive officers during the year ended December 31, 1996.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable Value
                                                                                         at Assumed Annual Rates
                                                                                       of Stock Price Appreciation
                                 Individual Grants                                         for Option Term(3)
------------------------------------------------------------------------------------ --------------------------------
                     Number of
                    Securities       % of Total
                    Underlying        Options
                      Options         Granted         Exercise        Expiration
      Name          Granted (1)     to Employees      Price(2)           Date              5%              10%
----------------- ---------------- --------------- ---------------- ---------------- --------------- ----------------
John S.                6,523            6.7            $18.13          1/24/2001        $32,680          $72,210
MacMillan

Michael J.             6,523            6.7            $18.13          1/24/2001        $32,680          $72,210
Blodnick

James H.               4,400            4.5            $18.13          1/24/2001        $22,044          $48,708
Strosahl

Stephen J. Van         4,400            4.5            $18.13          1/24/2001        $22,044          $48,708
Helden

Joan L. Holling        4,400            4.5            $18.13          1/24/2001        $22,044          $48,708

---------------

   (1) The options were granted on January 24, 1996 and vest over two years from the date of grant.

   (2) The exercise price was based on the market price of the Common Stock on the date of grant.

   (3) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term based upon the assumed compounded rates of appreciation in the value of Common Stock as specified in the table over the term of the options. These amounts do not take into account provisions of the options providing for termination of the option following termination of employment or nontransferability.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

      The following table sets forth certain information concerning exercises of stock options pursuant to the Company's stock option plans by the named executive officers during the year ended December 31, 1996 and stock options held at year end.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

                                                                 Number of                       Value of
                                                                Unexercised               Unexercised Options at
                           Shares                            Options at Year End                 Year End(1)
                        Acquired on        Value       -------------- -------------- --------------- ----------------
        Name              Exercise       Realized       Exercisable    Unexercisable   Exercisable     Unexercisable
---------------------- --------------- --------------  -------------- -------------- --------------- ----------------
John S. MacMillan            0               0            6,655          6,523         $57,632          $39,921

Michael J. Blodnick          0               0            6,655          6,523         $57,632          $39,921

James H. Strosahl          3,328          $26,324         3,327          4,440         $27,149          $26,928

Stephen J. Van Helden      3,000          $24,300         1,659          4,400         $14,367          $26,928

Joan L. Holling            1,165          $ 8,011         3,461          4,400         $29,972          $26,928

(1) The average of the high and low sales prices of a share of Common Stock as reported on the NASDAQ National Market System on December 31, 1996 was $24.25.

DEFERRED COMPENSATION PLAN

      In December, 1995, the Board of Directors adopted a Deferred Compensation Plan ("DCP") for directors and certain officers and key employees, as designated by resolution of the Board of Directors. The DCP generally provides for the deferral of certain taxable income earned by participants in the DCP. Non-employee directors may elect to have any portion of his or her director's fees deferred. Designated officers or key employees may elect to defer annually under the DCP up to 25% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      In December, 1995, the Board of Directors adopted a nonqualified and funded Supplemental Executive Retirement Plan ("SERP") for senior executive officers. The SERP is intended to supplement payments due to participants upon retirement under the Company's other qualified plans. The SERP generally provides that the Company will credit qualified participants' account on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive's accounts under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Service, or participation in the deferred compensation plan. Messrs. MacMillan, Blodnick, Strosahl, Van Helden and Ms. Holling are the only participants in the SERP. Messrs. MacMillan, Blodnick, Strosahl and Ms. Holling received an allocation under the plan in the amounts of $23,424, $12,943, $1,868 and $1,243 respectively, for the fiscal year 1996.

COMPENSATION COMMITTEE

      The Compensation Committee consists of five non-employee members of the Board of Directors. During 1996, the members of the Compensation Committee were
L. Peter Larson, Darrel R. Martin, F. Charles Mercord, Everit A. Sliter and Harold A. Tutvedt. No member of the Compensation Committee is a current officer or employee of the Company or any of its subsidiaries, however, Mr. Mercord was formerly the Chief Executive Officer of the Company and the Bank. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other executive officers is set forth below.

REPORT OF THE COMPENSATION COMMITTEE

      The Committee reviews compensation levels of management as well as evaluating the performance of management. The Committee also administers the Company's stock incentive plans.

      Based on the Compensation Committee's review of the holding company's earnings, and the coming year's forecast, the Committee proposes salary increases and a bonus pool for executive officers. The executive officers' performances are evaluated and a salary comparison is made with peer holding companies.

      The Company's earnings from operations in 1996 increased 7.5% and its total assets increased 10.7% compared to 1995. The Company's return on assets was 1.43% in 1996 versus 1.74% in 1995, which compares to return on assets for the national peer group comprised of 256 bank holding companies of between $300 and $500 million in total assets, that had a return on assets of 1.14% through September of 1996, the last information available, and 1.11% in 1995. The Company's return on beginning equity was 15.86% in 1996 versus 20.01% in 1995. The Company's return to its stockholders is compared to: the returns of our peer group; the performance of the banks included in the Montgomery Securities' Western Bank Monitor Index; and a broad measure of market performance, the 500 stocks represented in the Standards & Poors 500 stock index ("the S&P 500"). The following performance graph shows the Company's performance versus the Western Bank Monitor Index and the S&P 500.

      Based on the Company's increased earnings for 1995, the Committee increased Mr. MacMillan's salary 6% for 1996 and paid a $100,000 bonus for 1995. Based on the Company's earnings for 1996, and the other performance comparisons discussed above, the Committee increased Chief Executive Officer MacMillan's salary 6% for 1997 and paid a $110,000 bonus for 1996. In 1995, the Committee increased Chief Operating Officer Blodnick's salary 33% for 1995 and paid a $50,000 bonus for 1994. In 1995, the Committee increased Mr. Blodnick's salary 25% for 1996 and paid a $60,000 bonus for 1995. In 1996, the Committee increased Mr. Blodnick's salary 10% for 1997 and paid a $75,000 bonus for 1996. In 1995, the Committee increased Chief Financial Officer Strosahl's salary 10% for 1996 and paid a $25,000 bonus for 1995. In 1996, the Committee increased Mr. Strosahl's salary 10% for 1997 and paid a $32,500 bonus for 1996. In 1995, the Committee increased Senior Vice President and Treasurer Van Helden's salary 9% for 1996 and paid a $35,000 bonus for 1995. In 1996, the Committee increased Mr. Van Helden's salary 10% for 1997 and paid a $40,000 bonus for 1996. In 1996, the Committee increased Senior Vice President and Assistant

Secretary Holling's salary 6% for 1996 and paid a $33,000 bonus for 1995. In 1996, the Committee increased Ms. Holling's salary 10% for 1997 and paid a $35,000 bonus for 1996.

PERFORMANCE GRAPH

      The following graph compares the yearly cumulative total return of the Common Stock over a five-year measurement period with (i) the yearly cumulative total return on the stocks included in the Standard & Poor's ("S&P") 500 Composite Index and (ii) the yearly cumulative total return on the stocks a included in the Montgomery Securities' Western Bank Monitor Industry Proxy Index. All of these cumulative returns are computed assuming the reinvestment of 5 dividends at the frequency with which dividends were paid during the applicable years.

                     GLACIER BANCORP STOCK PRICE PERFORMANCE

      Assuming the reinvestment of all dividends, a hypothetical investment of $100 made as of December 31, 1991, in the Common Stock of the Company, and pro rata in the 500 stocks comprising the S&P 500 and in the Bank stocks included in the Western Bank Monitor would have been worth $363.63, $202.89 and $241.40, respectively, as of December 31, 1996

                                                     PERIOD ENDING
                              ----------------------------------------------------------
INDEX                         12/31/91  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96
-----                         --------  --------  --------  --------  --------  --------
GLACIER BANCORP, INC.          100.00    176.40     212.34    190.62    265.37    363.63
S&P 500                        100.00    107.62     118.47    120.03    165.13    202.89
WESTERN BANK MONITOR PROXY     100.00    109.63     131.92    136.29    194.63    241.40

EMPLOYMENT AGREEMENTS

      On October 28, 1994, the Company and the Bank, following approval of the Board of Directors, entered into an employment agreement ("Agreement") with Mr. MacMillan. The Agreement, which replaces Mr. MacMillan's prior employment agreement with the Company, terminates annually on March 15th (the anniversary date) and is renewable on an annual basis on the anniversary date, and each anniversary date thereafter, upon recommendation of the Board of Directors, unless certain advance notice is given, or upon a change in control (as defined), in which case the Agreement is automatically extended for an additional 3 years. Under the Agreement, Mr. MacMillan is entitled to receive (currently $190,000) a minimum annual base salary, which may be adjusted, as appropriate, by the Compensation Committee. The Agreement provides that, subsequent to a change in control, if Mr. MacMillan is discharged otherwise than for cause (as defined) or resigns for good reason, e.g., a significant diminution of responsibility or adverse change in working conditions, then he is entitled to his full compensation for three years.

      The Company and the Bank entered into agreements with each of Messrs. Blodnick, Strosahl and Van Helden and Ms. Holling. These agreements are for an initial one year term, which is extended each year for an additional year upon the review and approval of the Boards of Directors of the Company and the Bank, and provides for severance benefits payable to Messrs. Blodnick, Strosahl and Van Helden and Ms. Holling if either parties are improperly terminated or voluntarily terminates his or her employment for good reason following a change in control of the Company. Messrs. Blodnick, Strosahl and Van Helden and Ms. Holling are entitled to receive annual salaries, (currently $165,000, $85,000, $77,000 and $66,000, respectively), which may be adjusted, as appropriate, by the Compensation Committee. In the event of termination after a change in control, as defined in the agreement, Mr. Blodnick would be entitled to receive three times his annual compensation, payable over 36 months, and each of Messrs. Strosahl and Van Helden and Ms. Holling would be entitled to receive two times his or her annual compensation payable over 24 months.

EMPLOYEE LOAN PROGRAMS

      As a result of the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), Section 22(h) of the Federal Reserve Act became applicable to savings associations such as the Bank. This law generally provides that any credit extended by a savings association to its executive officers, directors, and principal stockholder(s), or any related interest of these persons, must be (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by a savings association with such non-affiliated parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features.

      Prior to FIRREA, the Bank followed the policy of offering loans to its directors, officers and employees for the financing of their principal residences. These loans were made in the ordinary course of business on substantially the same terms and collateral, except for interest rates and costs, as those of comparable transactions prevailing at the time. As long as the employment relationship was maintained, the loans were offered at preferential rates below the prevailing market rate, and were based on the Bank's cost of funds from interest bearing liabilities. Management believes that these loans do not involve more than the normal risk of collectibility or present other unfavorable features. Loans for other purposes were granted under substantially the same conditions. Upon termination of the employment relationship with the Bank unless the employee has served as an employee for at least 25 years, the above-described rate is discontinued and the rate on the loan reverts to the prevailing rate evidenced in the note signed by the employee at the time of the loan. Management believes that the loans were in compliance with applicable regulations in effect at the time the loans were made.

      Set forth below is certain information as of December 31, 1996 relating to loans which, in the aggregate, exceed $60,000 and which were made on preferential terms, as explained above, to executive officers and directors of the Company. All loans are secured by real estate, except as noted. The table does not include loans which have been made on the same terms, including interest rates and collateral, as those made to non-affiliated parties and which in the opinion of management do not involve more than the normal risk of repayment or present other unfavorable features.

                                                         Largest Aggregate
                                       Nature of           Amount during                               Interest    Note Rate at
                                      Transaction        January 1, 1996 to         Balance at         Rate to     December 31,
             Name                  and Indebtedness      December 31, 1996      December 31, 1996      Employee      1996
             ----                  ----------------      -----------------      -----------------      --------      ----
 John S. MacMillan,                First Mortgage on          $  76,251              $  14,884           5.61%       7.78%
 President , CEO and Director      primary residence

 Darrel R. Martin,                 First Mortgage on             60,368                 58,174           5.61%(1)    8.16%
 Director                          primary residence

 Everit A. Sliter,                 First Mortgage on             96,322                 91,510           5.61%(1)    8.64%
 Director                          primary residence

 James H. Strosahl,                First Mortgage on            175,000                175,000           5.61%(1)    8.07%
 Senior Vice President and CFO     primary residence

 Stephen J. Van Helden,            First Mortgage on            152,601                150,579           5.61%(1)    8.02%
 Treasurer                         primary residence

----------------
(1) This reflects borrowing to finance home improvements or to purchase homes and is 1% above the Bank's cost of money.

                        1989 INCENTIVE STOCK OPTION PLAN

      In 1989, the Board adopted and the shareholders approved the 1989 Incentive Stock Option Plan (the "1989 Plan") which authorized the grant and issuance of 316,151 shares of Common Stock (as adjusted for subsequent stock splits and dividends) to key employees of the Company. The 1989 Plan provides for the grant of both Non-Statutory and Incentive Stock Options which are exercisable for 5 years from the date of grant. At December 31, 1996, options to purchase an aggregate of 252,132 shares (as adjusted) have been granted, 186,469 shares have been issued pursuant to the exercise of options, and 64,019 shares remain available for future grants.

                         1995 EMPLOYEE STOCK OPTION PLAN

GENERAL

      At the 1995 Annual Meeting, the shareholders adopted the Employee Stock Option Plan (the "1995 Plan"). The 1995 Plan authorizes the Board or a committee of the Board to grant from time to time incentive and/or nonqualified stock options to key employees of the Company. The 1995 Plan supplemented the 1989 Plan previously adopted.

      The 1995 Plan is administered by the Board of Directors (or a Committee appointed by the Board). It allows additional stock options to be granted in any combination up to an aggregate of 279,768 shares of Common Stock, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company. The 1995 Plan provides for the issuance of options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options.

      All options granted under the 1995 Plan have a maximum term of ten years from the date of grant. However, options have historically been granted with an expiration of five years from the date of grant. The Board of Directors has the authority to terminate the 1995 Plan at any time. The 1995 Plan may subsequently be amended by the Board of Directors without shareholder approval, except that no such amendment may (i) increase the number of shares of Common Stock that may be issued pursuant to the 1995 Plan, or (ii) change the class of employees who may be granted options, without shareholder approval. As of December 31, 1996, options to purchase an aggregate of 88,539 shares (as adopted) have been granted, no shares have been issued pursuant to the exercise of stock options and 219,206 shares remain available for further grant.

              COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

      Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company's Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company's securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

      Based solely upon the Company's review of the copies of the filings which it received with respect to the fiscal year ended December 31, 1996, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      At the Annual Meeting, stockholders of the Company will be asked to ratify the appointment of KPMG Peat Marwick, LLP as the Company's independent auditors for the year ending December 31, 1997. This appointment was recommended by the Audit Committee of the Company and approved by the Board of Directors of the Company and the Bank. If the stockholders of the Company do not ratify the appointment of KPMG Peat Marwick, LLP, the appointment will be reconsidered by the Board of Directors of the Company.

      KPMG Peat Marwick, LLP has audited the Company since its formation and the Bank for many years. Audit services performed by KPMG Peat Marwick, LLP include examinations of the financial statements of the Company, limited reviews of interim financial information, services related to filings with regulatory authorities and consultations on matters related to accounting and financial reporting.

      A representative of KPMG Peat Marwick, LLP will be present at the Annual Meeting and available to respond to appropriate questions and will be given an opportunity to make a statement if the representative chooses to do so.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE BY STOCKHOLDERS FOR RATIFICATION OF KPMG PEAT MARWICK, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE ISSUED AND OUTSTANDING COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THIS PROPOSAL.

                                  OTHER MATTERS

      Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

      The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from the stockholders of the Company personally or by telephone or telegram. Brokerage houses, nominees, fiduciaries and other custodians will be requested by the Company to forward soliciting materials to beneficial owners and to obtain proxies from such beneficial owners and the Company will reimburse such holders for their reasonable out-of-pocket expenses in doing so.

                              STOCKHOLDER PROPOSALS

      Any proposal which a stockholder wishes to have included in the proxy solicitation materials to be used in connection with the 1998 Annual Meeting of Stockholders of the Company must be received at the main office of the Company no later than November 30, 1997. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting Of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

                                 ANNUAL REPORTS

      Stockholders of the Company as of the record date for the Annual Meeting are being forwarded a copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 ("Annual Report"). The Annual Report is not a part of the proxy solicitation materials for the Annual Meeting.

      UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC UNDER THE EXCHANGE ACT FOR THE YEAR ENDED DECEMBER 31, 1996. UPON WRITTEN REQUEST AND A PAYMENT OF A COPYING CHARGE OF 10 CENTS PER PAGE, THE COMPANY WILL FURNISH TO ANY SUCH STOCKHOLDER A COPY OF THE EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO GLACIER BANCORP, INC., 202 MAIN STREET, KALISPELL, MONTANA 59903, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS NOT A PART OF THE PROXY SOLICITATION MATERIALS FOR THE ANNUAL MEETING.

                              GLACIER BANCORP, INC.


                                      PROXY

                       PLEASE SIGN AND RETURN IMMEDIATELY

           This Proxy Is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints John S. MacMillan and Michael J. Blodnick and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Glacier Bancorp, Inc. held of record by the undersigned on March 11, 1996, at the annual meeting of shareholders to be held on April 23, 1996 or any adjournment of such Meeting.


1.     ELECTION OF DIRECTORS

       A. I vote FOR all nominees listed below (except as marked to the contrary below) [ ]


       B. I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below [ ]

              Allen J. Fetscher    o   L. Peter Larson    o   Everit A. Sliter


2. RATIFICATION OF INDEPENDENT AUDITORS. Ratification of the appointment of KPMG Peat Marwick as the Company's auditors for the year ending December 31, 1997.

       FOR  [ ]               AGAINST  [ ]                ABSTAIN  [ ]

3. WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment thereof.


       THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSITIONS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR AN ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.


       Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

     The Board of Directors recommends a vote "FOR" the listed propositions.

                                        _______________________________, 1997

                                        _____________________________________

                                        _____________________________________
                                        WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                        PLEASE GIVE FULL TITLE.  IF MORE
                                        THAN ONE TRUSTEE, ALL SHOULD SIGN.
                                        ALL JOINT OWNERS MUST SIGN.